EXHIBIT 34

                              EXCLUSIVITY AGREEMENT

                  This Exclusivity Agreement, dated as of December 26, 2000 (this "AGREEMENT"), is made by and between Lodgian, Inc., a Delaware corporation (the "COMPANY"), and Edgecliff Holdings, LLC, a Delaware limited liability company ("EDGECLIFF").

                  WHEREAS, the Company and Edgecliff desire to consider further the possibility of entering into a transaction (the "TRANSACTION") pursuant to which a subsidiary of Edgecliff (the "PURCHASER") will merge with and acquire the Company in a reverse merger as described in that certain letter dated December 10, 2000 from Edgecliff to the Company (the "LETTER");

                  WHEREAS, as a condition to pursuing the Transaction, Edgecliff has requested that the Company enter into this Agreement, and the Company is willing to do so; and

                  WHEREAS, capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Letter.

                  NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

                  1.       EXCLUSIVITY.

                  (a)      Except as provided in Section 1(b) below, for sixty
(60) days after the date of this Agreement (the "TERMINATION DATE"), the Company, its subsidiaries and affiliates and their respective directors, officers, advisors, representatives and other agents shall not directly or indirectly (i) solicit, initiate, encourage, facilitate the submission of or entertain any proposals or offers relating to, (ii) provide any information to any third party in response to any submissions, proposals or offers relating to,
(iii) engage in any negotiations or discussions with any person or entity relating to, or (iv) otherwise cooperate in any way with any person in connection with (such actions being individually and collectively referred to herein as "MARKETING") any acquisition, merger, recapitalization, liquidation, dissolution or any similar transaction involving all or any material portion of the Company, its business or assets or all or any material portion of the Company's capital stock or other equity interests, other than the Transaction. The Company shall promptly notify Edgecliff of any such proposals or offers made on or prior to the Termination Date. From and after the date of this letter until the Termination Date, the Company, its subsidiaries and affiliates and their respective directors, officers, advisors, representatives and other agents shall not directly or indirectly take any other action (or fail to take any required action) or permit any person on its behalf to take any other action (or fail to take any required action) that would be inconsistent with, delay or adversely affect the consummation of the Transaction. Nothing contained in this paragraph, however, shall prevent the Company's

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Board of Directors (the "BOARD"), if they determine in good faith that their fiduciary duty so requires, from (A) considering a Superior Offer (as defined below) which had not been directly or indirectly solicited, initiated or encouraged by the Company, its subsidiaries or affiliates, or their respective directors, officers, advisors, representatives and other agents on or after the date of this Agreement; PROVIDED, HOWEVER that the Company shall promptly notify Edgecliff (and continuously update such notification upon Edgecliff's request) of the receipt of any such offer, of the status of the Board's consideration thereof and of any actions taken in connection therewith; PROVIDED, FURTHER, that the Purchaser does not make, within five (5) days of receipt of the Company's written notification of the intention of the Board to consider such a Superior Offer, an offer that the Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Offer or (B) providing information to a third party in response to a Superior Offer or an indication of interest from a third party (but not taking any other action proscribed by this Section
1); PROVIDED, HOWEVER that (x) the Board determines that such third party is capable of providing a Superior Offer following receipt of such information, (y) such third party executes a confidentiality agreement in favor of the Company containing substantially the same terms, including the "standstill" provisions, as the confidentiality agreement previously executed by Edgecliff in favor of the Company and (z) the Company shall promptly notify Edgecliff of the request to receive such information and of any action taken in connection with such request including confirmation that the confidentiality agreement has been executed by such third party pursuant to clause (y) of this sentence. For purposes of this Agreement, the term "SUPERIOR OFFER" shall mean an offer (xx) to purchase the Company or its business or assets or all or substantially all of the Company's capital stock or other equity that the Board determines in good faith to be more favorable to the Company and its stockholders than that provided in the Transaction and (yy) that the Board determines is likely to result in a transaction that will actually be consummated.

                  (b)      Notwithstanding the provisions of clause (a) of this
Section 1, the Company may engage, at any time during the period in which the restrictions contained in clause (a) of this Section 1 apply, in Marketing with respect to the following:

                           (i) the assets listed under the heading "Tier I" on Schedule I to this Agreement (the "TIER I ASSETS"); PROVIDED, HOWEVER, that in no event may the Company sell or otherwise dispose of, or enter into a letter of intent, definitive sale contract or similar agreement with respect to any Tier I Asset for less than the minimum price set forth opposite such Tier I Asset on Schedule I;

                           (ii) the assets listed under the heading "Tier II" on Schedule I to this Agreement (the "TIER II Assets"); PROVIDED, HOWEVER, that in no event may the Company sell, transfer or otherwise dispose of any Tier II Asset unless:

                                    (A)     The Company has received an offer
                  from a bona fide third party purchaser (a "THIRD PARTY Purchaser") to purchase a Tier II Asset solely for cash and, upon receipt of such offer the Company has delivered written notice of such offer (the "OFFERING NOTICE") to Edgecliff,

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                  which Offering Notice shall state: (x) the name of the Tier II
                  Asset proposed to be sold (the "OFFERED ASSET"), (y) the proposed purchase price offered by the Third Party Purchaser for the Offered Asset (the "OFFER PRICE") and (z) the terms and conditions of such sale. Upon delivery of the Offering Notice, such offer shall not be amended until the rights of first refusal provided for herein shall have been waived or shall have expired.

                                    (B)     For a period of five (5) business
                  days after delivery of the Offering Notice (the "EDGECLIFF OPTION PERIOD"), Edgecliff shall have the right (the "EDGECLIFF OPTION") but not the obligation to purchase the Offered Asset at a purchase price equal to the Offer Price and upon the terms and conditions set forth on the Offering Notice. The right of Edgecliff to purchase the Offered Asset under this Section 1(b)(ii) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Edgecliff Option Period, to the Company, which notice shall set forth Edgecliff's desire to purchase the Offered Asset from the Company. The failure of Edgecliff to respond within the Edgecliff Option Period shall be deemed to be a waiver of the Edgecliff Option.

                                    (C)     Edgecliff shall have forty-five (45)
                  days from the date of the Offering Notice to conclude diligence and remove all transaction contingencies and conditions. The closing of the purchase of the Offered Asset by Edgecliff shall be held at the executive office of the Company at 11:00 a.m., local time, no later than the thirtieth
                  (30th) day (or the next following business day) after such diligence is concluded and such contingencies and conditions are removed.

                                    (D)     Unless Edgecliff elects to purchase
                  the Offered Asset, the Company may sell the Offered Asset to the Third Party Purchaser on the terms and conditions set forth in the Offering Notice; PROVIDED, HOWEVER, that such sale is concluded within ninety (90) days after the expiration of the Edgecliff Option Period. If such sale is not concluded within such ninety (90) day period for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Asset may be made thereafter by the Company without again offering the same to Edgecliff in accordance with this Section 1(b)(ii); and

                           (iii) the assets listed under the heading "Tier III" on Schedule I to this Agreement (the "TIER III Assets"); PROVIDED, HOWEVER, that in no event may the Company sell, transfer or otherwise dispose of any Tier III Asset except where such Tier III Asset is sold to a Third Party Purchaser (which Third Party Purchaser shall not be an affiliate of the Company or an officer, director, or employee (or relative of any of the foregoing) of the Company or any affiliate thereof) at not less than fair market value and on terms and conditions that have been negotiated with such Third Party Purchaser on an arm's length basis.

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                                                                               4

The Company agrees that, except as otherwise provided in this Section 1(b), the Company, its subsidiaries and affiliates and their respective directors, officers, advisors, representatives and other agents shall not directly or indirectly engage in any Marketing with respect to any of its assets. The Company shall promptly notify Edgecliff of any such proposals or offers made on or prior to the Termination Date.

                  (c) In consideration for the Company's agreement to abide by the exclusivity provisions of this Agreement, Edgecliff, on its own behalf and on behalf of each of its affiliates, agrees that it shall not and shall not permit its representatives, advisors and other agents to, without the prior written consent of the Company's Board of Directors, take any of the following actions for a period of one year from the date of this Agreement, unless the total consideration to be offered to the stockholders of the Company in any of the following transactions is not less than $4.75 per share in cash:

                           (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person;

                           (ii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets;

                           (iii) otherwise act, whether alone or in concert with others, to seek to propose to the company or any of its stockholders, any merger, business combination, restructuring, recapitalization or similar transaction to or with the Company;

                           (iv) announce an intention to, or enter into any discussion, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing matters;

                           (v) disclose any intention, plan or arrangement inconsistent with any of the foregoing provisions;

                           (vi) advise, assist, encourage or participate with any other person or entity in connection with action inconsistent with any of the foregoing provisions;

                           (vii) make any proposal to be considered and/or voted upon at any meeting of the stockholders of the Company with respect to any of the foregoing matters; or

                           (viii) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any of the foregoing matters.

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                                                                               5

         2.       ACCESS; BROKERS.

         (a) Upon reasonable advance notice to the Company, the Company shall allow Edgecliff and its representatives full and complete access to the assets and the books, records and documents of the Company during normal business hours or such other hours as the Company and Edgecliff shall agree and subject to the reasonable rules of the Company, and the Company shall make available (subject to the same conditions) the officers, employees, attorneys, independent accountants and other agents of the Company to discuss the business, condition (financial or otherwise) or prospects of the assets. Edgecliff agrees that the confidentiality agreement executed with the Company will apply to all information received pursuant to this section.

         (b) The Company represents and warrants to Edgecliff that other than the engagement by the Company of Morgan Stanley & Co. Incorporated, the fees, costs and expenses of which will be borne by the Company (i) there shall be no brokers' or finders' fees due in connection with the Transaction for which the Company may be liable, (ii) no broker or finder has been engaged by the Company or on the Company's behalf in connection with the Transaction and (iii) the Company shall not authorize any person to act in a manner so as to give rise to any valid claim for any brokers' or finders' fee or similar compensation.

         3. PUBLICITY. This Agreement is intended to be confidential and its existence shall not be publicly disclosed by the Company unless required by law or the rules or regulations of a national securities exchange or the National Association of Securities Dealers, Inc. In the event the Company determines that any public announcement of this Agreement is so required, any public announcement shall be subject to the review and reasonable approval of Edgecliff prior to its release which shall not be unreasonably withheld or delayed.

         4. LEGAL EFFECT. This Agreement shall be governed by the laws of the State of New York without regard to the conflicts of laws principles thereof. This Agreement shall remain in full force and effect and shall survive the termination or withdrawal of the Letter; PROVIDED, HOWEVER, that the Company's obligations under Section 1 of this Agreement shall terminate in the event the Letter is withdrawn by Edgecliff or the Purchaser.

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                  IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement on the date first above written.


                                        LODGIAN, INC.


                                        By:  /s/ Joseph C. Calabro
                                             ----------------------------------
                                             Name:    Joseph C. Calabro
                                             Title:   Chairman


                                        EDGECLIFF HOLDINGS, LLC


                                        By:  /s/ Joseph E. Marquet
                                             ----------------------------------
                                             Name:    Joseph E. Marquet
                                             Title:   Vice President - Finance